Solar Capital Ltd. Announces Quarter Ended September 30, 2014 Financial Results; Declares Quarterly Distribution of $0.40 per Share for Q4, 2014

NEW YORK, NY -- (Marketwired - November 04, 2014) - Solar Capital Ltd. (the "Company") (NASDAQ: SLRC), today reported net investment income of $16.4 million, or $0.39 per share, for the third quarter. Earnings were $12.8 million, or $0.30 per share for the quarter ended September 30, 2014. At September 30, 2014, net asset value (NAV) per share was $22.34.

The Company's Board of Directors declared a fourth quarter distribution of $0.40 per share payable on January 5, 2015 to stockholders of record on December 18, 2014. The specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At September 30, 2014:
Investment portfolio fair value: $1.13 billion
Number of portfolio companies: 47
Net assets: $948.7 million
Net asset value per share: $22.34

Portfolio Activity for the Quarter Ended September 30, 2014:
Investments made during the quarter: $207.6 million
Investments prepaid and sold during the quarter: $56.8 million

Operating Results for the Quarter Ended September 30, 2014:
Net investment income: $16.4 million
Net realized and unrealized loss: $3.6 million
Net increase in net assets from operations: $12.8 million
Net investment income per share: $0.39

"During the 3rd quarter, we announced the creation of the Senior Secured Unitranche Loan Program ('SSLP') in a joint venture with a fund managed by Pacific Investment Management Company ('PIMCO'). Our $300 million equity commitment to the SSLP which together with PIMCO's $300 million commitment will create approximately $1.5 billion of investible capital for the unitranche investment partnership," said Michael Gross, Chairman and CEO of Solar Capital Ltd. "The strategic partnership increases our origination capacity to pursue unitranche loans that we believe offer highly attractive risk-reward profiles in the current market environment. The SSLP represents an important and complementary growth initiative that allows for more effective utilization of Solar Capital's balance sheet and creates what we expect to be a path for enhancing return on equity and generating incremental net investment income for our shareholders."

Conference Call and Webcast

The company will host an earnings conference call and audio webcast at 10:00 a.m. (Eastern Time) on Wednesday, November 5, 2014.

All interested parties may participate in the conference call by dialing (866) 383-8009 approximately 5-10 minutes prior to the call. International callers should dial (617) 597-5342. Participants should reference Solar Capital Ltd. and the participant passcode of 97489382 when prompted. This conference call also can be accessed by all interested parties through Solar Capital's website, www.solarcapltd.com. Additionally, a replay dial-in will be available until November 19, 2014 and can be accessed by dialing (888) 286-8010 and using the passcode 85263746. International callers should dial (617) 801-6888 to listen to the replay.

Portfolio and Investment Activity

During the three months ended September 30, 2014, we invested approximately $207.6 million across eleven portfolio companies. Investments sold or prepaid during the quarter ended September 30, 2014 totaled approximately $56.8 million.

At September 30, 2014, our portfolio consisted of 47 portfolio companies and was invested 53.6% in senior secured loans excluding Crystal Financial LLC ("Crystal Financial"), 26.4% in Crystal Financial whose portfolio is 100% comprised of senior secured loans, 13.8% in subordinated debt, 2.0% in preferred equity and 4.2% in common equity and warrants excluding Crystal Financial, measured at fair value.

Crystal Financial's $411.0 million funded portfolio consists of senior secured loans from 25 issuers with an average exposure of $16.4 million. All of the commitments from Crystal Financial are floating-rate, senior-secured loans. During the quarter ended September 30, 2014, Crystal Financial funded new loans totaling $130.4 million and had $70.4 million of exits.

The fair value weighted average yield on our portfolio of income-producing investments was 10.3% at September 30, 2014.

At September 30, 2014, 77.6% or $841.1 million of our income-producing investment portfolio* was floating rate and 22.4% or $242.8 million of our income producing-portfolio was fixed rate, measured at fair value.

From inception in 2006 through September 30, 2014, Solar Capital Ltd. and its predecessor companies have invested approximately $3.7 billion in 119 portfolio companies. Over the same period, Solar Capital Ltd. completed transactions with more than 80 different financial sponsors.

* We have included Crystal Financial as 100% floating rate.

Results of Operations for the Three Months Ended September 30, 2014 compared to the Three Months Ended September 30, 2013.

Investment Income

For the three months ended September 30, 2014 and 2013, gross investment income totaled $28.4 million and $43.0 million, respectively. The decrease in gross investment income year over year was primarily due to a smaller income producing portfolio from the net effect of portfolio repayments, as well as portfolio yield compression.

Expenses

Expenses totaled $12.0 million and $21.4 million, respectively, for the three months ended September 30, 2014 and 2013. The decrease in expenses year over year was primarily due to a decrease in performance-based incentive fees on lower investment income, as well as decreases in debt expenses due to lower average borrowings.

Net Investment Income

The Company's net investment income totaled $16.4 million and $21.6 million, or $0.39 and $0.48 per average share, for the three months ended September 30, 2014 and 2013, respectively.

Net Realized and Unrealized Loss

Net realized and unrealized loss for the three months ended September 30, 2014 and 2013 totaled approximately $3.6 million and $11.1 million, respectively.

Net Increase in Net Assets Resulting From Operations

For the three months ended September 30, 2014 and 2013, the Company had a net increase in net assets resulting from operations of $12.8 million and $10.6 million, respectively. For the same periods, earnings per average share were $0.30 and $0.24, respectively.

Liquidity and Capital Resources

At September 30, 2014, the Company had approximately $67.2 million of cash and a total of $490 million of unused credit capacity, subject to borrowing base limitations.

Financial Statements and Tables

                             SOLAR CAPITAL LTD.
             CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
                    (in thousands, except share amounts)

                                             September 30,
                                                 2014         December 31,
                                              (unaudited)         2013
                                            --------------   --------------
Assets
Investments at fair value:
  Companies less than 5% owned (cost:
   $766,404 and $688,685, respectively)     $      759,557   $      680,720
  Companies 5% to 25% owned (cost: $8,511
   and $7,789, respectively)                         7,235            7,789
  Companies more than 25% owned (cost:
   $341,202 and $394,285, respectively)            367,775          399,890
                                            --------------   --------------
    Total investments (cost: $1,116,117
     and $1,090,759, respectively)               1,134,567        1,088,399
Cash and cash equivalents                          557,164          585,278
Foreign currency (cost: $68 and $1,702,
 respectively)                                          66            1,701
Interest receivable                                  5,372            5,623
Dividends receivable                                 8,153            8,605
Deferred financing costs                             3,273            3,300
Derivatives                                             --               --
Receivable for investments sold                      7,714           14,870
Prepaid expenses and other assets                      933              666
                                            --------------   --------------
  Total assets                              $    1,717,242   $    1,708,442
                                            --------------   --------------
Liabilities
Revolving credit facilities                 $           --   $           --
Unsecured senior notes                             100,000          100,000
Senior secured notes                                75,000           75,000
Term loan                                           50,000           50,000
Distributions payable                               16,986           17,698
Payable for investments and cash
 equivalents purchased                             514,684          454,887
Management fee payable                               6,159            5,780
Performance-based incentive fee payable                 --            4,633
Administrative services expense payable              1,622            2,085
Interest payable                                     2,595            1,499
Other liabilities and accrued expenses               1,492            1,223
                                            --------------   --------------
  Total liabilities                         $      768,538   $      712,805
                                            --------------   --------------

Net Assets
Common stock, par value $0.01 per share,
 200,000,000 and 200,000,000 common shares
 authorized, respectively, and 42,465,162
 and 44,244,195 shares issued and
 outstanding, respectively                  $          425   $          442
Paid-in capital in excess of par                 1,071,484        1,110,545
Distributions in excess of net investment
 income                                            (18,885)         (17,344)
Accumulated net realized loss                     (122,767)         (92,706)
Net unrealized appreciation (depreciation)          18,447           (5,300)
                                            --------------   --------------
  Total net assets                          $      948,704   $      995,637
                                            ==============   ==============
Net Asset Value Per Share                   $        22.34   $        22.50
                                            ==============   ==============

                             SOLAR CAPITAL LTD.
             CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
                    (in thousands, except share amounts)

                                                   Three months ended
                                            -------------------------------
                                             September 30,    September 30,
                                                 2014             2013
                                            --------------   --------------
INVESTMENT INCOME:
Interest:
  Companies less than 5% owned              $       18,897   $       28,128
  Companies 5% to 25% owned                            253            3,189
  Companies more than 25% owned                        817            3,184
Dividends:
  Companies 5% to 25% owned                             --               --
  Companies more than 25% owned                      8,391            8,485
                                            --------------   --------------
    Total investment income                         28,358           42,986
                                            --------------   --------------

EXPENSES:
Management fees                             $        6,159   $        6,613
Performance-based incentive fees                        --            5,407
Interest and other credit facility
 expenses                                            3,630            6,755
Administrative services expense                      1,268            1,196
Other general and administrative expenses              941            1,387
                                            --------------   --------------
    Total expenses                                  11,998           21,358
                                            --------------   --------------
      Net investment income                 $       16,360   $       21,628
                                            --------------   --------------

REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS, CASH EQUIVALENTS, FOREIGN
 CURRENCIES AND DERIVATIVES:
Net realized gain (loss) on investments
 and cash equivalents:
  Companies less than 5% owned              $           --   $        2,185
  Companies 5% to 25% owned                             --          (17,728)
  Companies more than 25% owned                         51               --
                                            --------------   --------------
    Net realized gain (loss) on
     investments and cash equivalents                   51          (15,543)
Net realized loss on foreign currencies
 and derivatives:                                   (3,016)            (110)
                                            --------------   --------------
    Net realized loss                               (2,965)         (15,653)
                                            --------------   --------------
Net change in unrealized gain (loss) on
 investments and cash equivalents                     (609)           5,904
Net change in unrealized gain (loss) on
 foreign currencies and derivatives                    (18)          (1,309)
                                            --------------   --------------
    Net change in unrealized gain (loss)              (627)           4,595
                                            --------------   --------------
      Net realized and unrealized gain
       (loss) on investments, cash
       equivalents, foreign currencies and
       derivatives                                  (3,592)         (11,058)
                                            --------------   --------------

NET INCREASE IN NET ASSETS RESULTING FROM
 OPERATIONS                                 $       12,768   $       10,570
                                            ==============   ==============
EARNINGS PER SHARE                          $         0.30   $         0.24

About Solar Capital Ltd.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans, unitranche loans, mezzanine loans, and equity securities.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

Contact
Solar Capital Ltd.
Investor Relations
(646) 308-8770